Exhibit 10.2

Hospira Executive Officer Severance Plan
(Effective September 1, 2007 and as amended through the Fourth Amendment effective August 21, 2013)

1.
Purpose. The Hospira Executive Officer Severance Plan (“Plan”) was established to provide Severance Pay and other benefits to terminated Corporate Officers of Hospira, Inc. (the “Company”) who satisfy the terms of the Plan. Severance Pay and benefits under the Plan shall be in lieu of any benefits available under the Hospira Transitional Pay Plan or any other severance plan or policy maintained by the Company or any of its subsidiaries and affiliates (each an “Affiliate”); and benefits will not be payable under the Plan if the relevant termination of employment results in the employee being eligible for equivalent (or greater) severance pay and benefits under an employment agreement between the Company or an Affiliate and the employee, or under the Hospira, Inc. Change in Control Severance Pay Plan or any Change in Control agreement between the Company or any Affiliate and the employee or under any law, statute or regulation.

2.
Administration. Except as specifically stated herein, the Plan is administered by the Company’s Senior Vice President, Organizational Transformation and People Development or, if there is no person by such title, such other person acting as chief human resources officer of Hospira, Inc. (“Administrator”). The Administrator has the complete discretion and authority with respect to the Plan and its application. The Administrator reserves the right to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Severance Pay and benefits and make all other determinations it deems necessary or advisable for the administration of the Plan. The determination of the Administrator in all matters regarding the Plan shall be conclusive and binding on all persons. The Administrator may delegate any of his or her duties under the Plan to one or more other persons.

3.
Scope. The Plan will apply to all Corporate Officers (“Participants”). For purposes of the Plan, prior to August 31, 2013, the term “Corporate Officer” means an individual elected a corporate officer of the Company by its Board of Directors or designated as a Plan participant by the Compensation Committee of the Board of Directors of the Company (“Committee”) and listed on the attached Exhibit A, but shall not include assistant officers. Effective as of August 21, 2013, the term “Corporate Officer” means an individual who is elected a corporate officer of the Company by its Board of Directors and designated as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and listed on the attached Exhibit A.

4.
Eligibility for Severance Pay. A Participant becomes entitled to receive severance pay (“Severance Pay”) only if he or she is terminated by the Company or an Affiliate for any of the following reasons, and the conditions described in Section 5 below are met:

(a)	The Participant's position is eliminated due to a reduction in force or other restructuring.

(b)
For the Company’s Chief Executive Officer (“CEO”), the Participant’s employment is terminated other than for “Cause,” defined as the willful engaging by the Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this Plan, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

(c)
For all other Participants other than the CEO, the Participant's employment is otherwise terminated for reasons not related to performance, illegal activity, failure to abide by the Company’s Code of Conduct, or other good cause as determined by the Administrator and is otherwise considered to be involuntary.

Section 4(b) shall apply only to a Participant who is the CEO. A Participant shall be eligible for Severance Pay only if his or her termination of employment qualifies as a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder (the “Code”), as provided below. A Participant's eligibility for Severance Pay shall not be affected by the Company's decision to accept his or her resignation or retirement following the occurrence of any of the conditions described in Sections 4(a), 4(b), and 4(c). The decision as to whether a Participant is eligible for Severance Pay and benefits under this Plan shall be made by the Administrator, not the Participant. If the Participant disagrees, the Participant must follow the procedures set forth in Section 15.
“Separation from service” means a Participant’s death, retirement or other termination of employment or services with the Company or an Affiliate. The Participant’s employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under applicable law or by contract. A leave constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his/her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company or an Affiliate and Participant reasonably anticipated (1) that no further services would be performed after a certain date, or (2) that the level of bona fide services the Participant would perform after such date (whether as a Participant or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Company or an Affiliate if the Participant has been providing services less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50% or more of the average level of service performed by the Participant during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Company or an Affiliate and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20% of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company or an Affiliate if the Participant has been providing services to the Company or an Affiliate for a period of less than 36 months. This definition is intended to comply with, and be subject to, Section 409A of the Code.

5.	Conditions to Receipt of Severance Pay.

(a)	Severance Pay is not available to a Participant otherwise eligible for Severance Pay who transfers to another position with the Company or any Affiliate.

(b)	A Participant must sign an agreement (“Agreement”) in a form provided by the Administrator that meets the following requirements:

(i)
The Participant agrees to use all best efforts to protect the secrecy and confidentiality of information that is confidential and proprietary to Hospira or any of its Affiliates (“Confidential Information”) and under which the Participant agrees that, for a period of 2 years after his or her termination of employment the Participant will: (1) not engage, directly or indirectly, in any activity or employment, for the benefit of the Participant or others, in a manner that contributes to any research, discovery, development, manufacture, importation, marketing, promotion, sale or use of any competing Hospira product, process or service, which is related in any way to the Participant’s employment with the Company or any of its Affiliates; (2) not engage in any activity or employment in the performance of which any Confidential Information obtained, provided or otherwise acquired, directly or indirectly, during the term of employment with Hospira or any of its Affiliates is likely to be used or disclosed, notwithstanding the Participant’s undertaking to the contrary; (3) not solicit the customers of the Company or any of its Affiliates or entice any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its

Affiliates; and (4) inform the Company of other employment by contacting the Administrator within 5 days of accepting such other employment.

(ii)
The Agreement releases the Company and its Affiliates, and their respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to the Participant’s employment with the Company or any Affiliate and the termination thereof.

(iii)	The Agreement releases all rights and benefits required under any other severance policy or plan maintained by the Company or any Affiliate.

(iv)
The Participant agrees to maintain and protect the reputation of the Company and its Affiliates and their businesses, products and personnel, and the Participant agrees further to not disparage the Company, any Affiliate, or any person representing the Company or any Affiliate, or engage in any similar activities which reasonably could be anticipated to affect negatively the reputation of the Company and any Affiliate and their businesses, products and personnel, and relationships with current or prospective customers, suppliers and employees.

(v)	The Agreement may include such other terms and conditions as deemed appropriate by the Administrator.

(c)
A Participant must satisfy any other condition specified in Section 4 and this Section 5. During the period in which a Participant is entitled to consider the execution of the Agreement, or during such other period as is otherwise agreed to by the Administrator and the Participant, he or she may be required to complete unfinished business projects and be available for discussions regarding matters relative to the Participant's duties with the Company or any of its Affiliates.

(d)	A Participant must return all property and information of the Company or any of its Affiliates.

(e)
A Participant must agree to pay all outstanding amounts owed to the Company or any Affiliate and authorize the Company or Affiliate to withhold any outstanding amounts from his or her final paycheck and/or Severance Pay.

6.	Amount of Severance Pay. The amount of Severance Pay to which a Participant is entitled under the Plan is the sum of:

(a)	2 years of the Participant’s base salary at the rate in effect on the date of termination, plus

(b)
for the year of termination, a pro-rata portion of the Participant's annual incentive bonus award, if any, through the date of termination, based on actual performance as determined under the terms of the applicable incentive bonus award arrangement, but not in excess of target.

In addition to the pro-rata bonus provided under Section 6(b) above, if the Participant’s date of termination occurs after the end of a performance period applicable to an annual incentive bonus award in which the Participant participates, and prior to the payment of the award, if any, for the period, the Participant shall be entitled to a lump sum payment in cash with respect to such prior performance period, as determined under the terms of that incentive award arrangement.
A Participant who is receiving benefits under a short term disability plan maintained by the Company or any Affiliate will be entitled to Severance Pay at the end of the period of payment of short term disability if, and only if, (1) he or she is not then eligible for benefits under a long term disability plan maintained by the Company or an Affiliate, (2) he or she is not offered employment with the Company or an Affiliate that, in the discretion of the Administrator, is comparable to that held by the Participant at the time the applicable period of short term disability commenced, and (3) he or she satisfies the conditions in Section 4 and Section 5. A Participant will not be entitled to Severance Pay at the end of the period of long term disability.

7.	Payment of Severance Pay.

(a)
Except as provided in paragraph (b) of this Section 7, Severance Pay will be paid to a Participant in equal monthly installments over 24 months beginning after the last to occur of (1) the date of the Participant’s termination of employment, (2)  the effective date of the Participant’s executed Agreement and (2) the satisfaction of the conditions described in Section 5. Severance Pay shall be reduced by applicable amounts necessary to comply with federal, state and local income tax withholding requirements. Each monthly installment shall be considered a separate payment for purposes of Code Section 409A. If the Participant violates the terms of his or her Agreement, the Company has the right to immediately cease any remaining installment payments and to recover from the Participant any and all payments and benefits made or provided to such Participant under the terms of this Plan.

(b)
A Participant’s Severance Pay shall commence within 60 days after the Participant’s termination date, provided that (1) the conditions described in Section 5 have been met, and (2) if the 60-day period overlaps two calendar years then payments shall commence in the portion of the period that falls in the second year. Notwithstanding any provision contained herein to the contrary, a Participant’s annual incentive bonus award payment described in Section 6(b)(2) shall be made after the determination of such amount, but no later than 2 ½ months after the end of the year in which the termination described in Section 4 occurs. For all Participants, the benefits described in this Plan shall be forfeited if the Participant fails to satisfy the conditions of Section 5, including execution of the Agreement, or if the Severance Pay does not commence within 60 days after his or her termination date.

(c)
For purposes of this Plan, each Participant is deemed a “specified employee” within the meaning of Code Section 409A. As a specified employee, notwithstanding any provision in this Agreement to the contrary, no Severance Pay installment or benefit that constitutes deferred compensation subject to Code Section 409A shall be provided to the Participant until on or after the first day of the seventh month following the date of the Participant’s termination of employment, at which time all payments or benefits delayed during the preceding 6 month period shall be paid to the participant in a lump sum within 30 days.

8.	Benefits.

(a)
Welfare Benefits. A Participant entitled to Severance Pay shall receive, within 60 days after the Participant’s termination date (but only if conditions described in Section 4 and Section 5 have been met), a lump sum payment equivalent to 130% of the cost of 72‑weeks of COBRA (as defined in Section 4980B of the Code, and Sections 601‑607 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any successor sections) continuation coverage premiums in lieu of any continued medical, dental, vision, and other welfare benefits offered by the Company or any Affiliate. Such period of COBRA continuation coverage shall be included as part of the period during which the Participant may elect continued group health coverage under COBRA.

(b)
Outplacement Services. A Participant entitled to Severance Pay shall receive outplacement services, selected by the Company at its expense, for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Participant accepting other employment or 12 months thereafter.

9.
Death of Participant. No Severance Pay will be paid if a Participant dies before satisfying Section 4 and Section 5; provided, however, that if a Participant dies after becoming entitled to receive Severance Pay by satisfying Section 4 and Section 5 but before the Severance Pay pursuant to Section 7 has commenced, or after the Severance Pay has commenced but before all payments have been made, then the Severance Pay installments not yet paid to the Participant shall be paid to the representative of his or her estate. Notwithstanding any provision of this Plan to the contrary, the Administrator and the Participant’s estate may agree to alternative means for the satisfaction of the requirements in Sections 5 (b), (c), (d) and (e).

10.	Effective Date of Plan. The Plan is effective as of September 1, 2007.

11.	Amendment or Termination.

(a)
Hospira reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination may adversely affect any Severance Pay and benefits of a Participant who has terminated employment and is entitled to Severance Pay and benefits by satisfying the requirements in Section 4 and Section 5. All amendments and any termination of the Plan will be adopted by resolution of the Committee.

(b)	Severance Pay and benefits under the Plan are not intended to be a vested right.

12.
Code Section 409A. Notwithstanding anything to the contrary in this Plan, the Committee may adopt such amendments to the Plan, or adopt policies or procedures, as may be necessary or appropriate to (a) exempt Severance Pay and benefits from Code Section 409A and/or to preserve the intended tax treatment thereof or (b) otherwise comply with the requirements of Code Section 409A and related regulations.

13.
Governing Law. The terms of the Plan shall, to the extent not preempted by federal law, be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, including all matters of construction, validity and performance.

14.	Miscellaneous Provisions.

(a)
Severance Pay and other benefits pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt by a Participant, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and neither the Company nor any Affiliate shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Pay or other benefits under the Plan.

(b)
Nothing contained in the Plan shall confer upon any individual the right to be retained in the service of the Company or any Affiliate, nor limit the right of the Company or Affiliate to discharge or otherwise deal with any individual without regard to the existence of the Plan.

(c)
The Plan shall at all times be entirely unfunded. No provision shall at any time be made with respect to segregating assets of the Company or any Affiliate for payment of any Severance Pay or other benefits hereunder. No employee or any other person shall have any interest in any particular assets of the Company or any Affiliate by reason of the right to receive Severance Pay or other benefits under the Plan, and any such employee or any other person shall have only the rights of a general unsecured creditor of the Company or an Affiliate with respect to any rights under the Plan.

(d)
To the extent that the Plan is extended to Participants residing in jurisdictions outside of the United States, the Administrator may, in his or her sole discretion, vary the terms of the Plan in order to conform any Plan benefits or payments to the legal and tax requirements of each non-U.S. jurisdiction where each such Participant resides.  Any such legal and tax requirements shall govern in all cases to the extent they are inconsistent or in conflict with any provisions of this Plan.

15.
Appeals Procedure. If a Participant feels he or she should be eligible for Severance Pay or benefits under the Plan, the Participant may file a written claim with the Administrator. If a written claim for Severance Pay or benefits under the Plan by a Participant or his or her beneficiary is denied, either in whole or in part, the Administrator will let the claimant know in writing within 90 days. If the claimant does not hear within 90 days, the claimant may treat the claim as if it had been denied. A notice of a denial of a claim will refer to a specific reason or reasons for the denial of the claim; will have specific references to the Plan provisions upon which the denial is based; will describe any additional material or information necessary for the claimant to perfect the claim and explain why such material information is necessary; and will have an explanation of the Plan’s review procedure.
The claimant will have 60 days after the date of the denial to request in writing for a review and a hearing. The claimant must file a written request with the CEO (“Claims Administrator”) for a review; provided, however, that, if the claimant is the CEO, the Claims Administrator for such purpose shall be the Company’s Board of Directors. During this time the claimant may review pertinent documents and may submit issues and comments in writing. The Claims Administrator will have another 60 days in which to consider the claimant’s written request for review. If special circumstances require an extension of time for processing, the Claims Administrator may have an additional 60 days to answer the claimant. The claimant will receive a written notice if the extra days are needed. The claimant may submit in writing any document, issues and comments he or she may wish. The decision of the Claims Administrator will tell the claimant the specific reasons for his or her actions, refer the claimant to the specific Plan provisions upon which its decision is based and inform the claimant that he or she is entitled to receive reasonable access to, and copies of, all documents, records and other information relevant to the claim.

16.
Rights Under ERISA. Each Participant in the Plan is entitled to certain rights and protection under ERISA, which provides that all Participants shall be entitled to examine, without charge, all Plan documents at the Company’s office and obtain copies of such documents upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Participants and beneficiaries. No one, including the Company, any Affiliate or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA. If a Participant’s claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial. A Participant has the right to have the Claims Administrator review and reconsider his or her written claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Administrator and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case the court may require the Company to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Company. If a Participant has a claim for benefits, which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights, he or she may ask assistance from the United States Department of Labor, or he or she may file suit in a federal court. The court will decide who should pay the court costs and legal fees. If the Participant is successful, the court may order the person he or she has sued to pay these costs and fees. If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds his or her claim to be frivolous. If a Participant has questions about the Plan, he or she should contact the Administrator. If a Participant has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Employee Benefits Security Administration of the U.S. Department of Labor or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
17.    Plan Facts:

Company: Address:	Hospira, Inc. 275 North Field Drive Lake Forest, IL 60045
Plan Name:	Hospira Executive Officer Severance Plan
Type of Plan:	Severance Plan-Welfare Benefits Plan
Plan Year:	Calendar year
Employer Identification Number (EIN):	20-0504497
Plan Administrator:	Senior Vice President, Organizational Transformation and People Development
Business Address:	275 North Field Drive Lake Forest, IL 60045
Agent for Service of Legal Process:	Senior Vice President, Organizational Transformation and People Development
Address	275 North Field Drive Lake Forest, IL 60045

Hospira Executive Officer Severance Plan
Exhibit A
List of Plan Participants

Name                Position

Svend Andersen	Corporate Vice President and President, Europe, Middle East and Africa

F. Michael Ball	Chief Executive Officer

Richard Davies         Senior Vice President and Chief Commercial Officer

Anil D’Souza	Corporate Vice President, Japan and Emerging Markets

Arthur J. Fiocco, Jr.	Corporate Vice President, International Pharma & API

Richard J. Hoffman        Corporate Vice President, Controller

Daphne Jones            Senior Vice President and Chief Information Officer

Zena Kaufman            Senior Vice President, Quality

Kenneth F. Meyers	Senior Vice President, Organizational Transformation and People Development

Thomas Moore	Corporate Vice President and President, U.S.

Mary O’Neill            Corporate Vice President, Device Operations

Sumant Ramachandra	Senior Vice President and Chief Scientific Officer

Brian Smith	Senior Vice President, Chief Legal Officer

Matthew Stober	Senior Vice President, Operations

Thomas Werner        Senior Vice President, Finance and Chief Financial Officer